    As filed with the Securities and Exchange Commission on August 15, 1997
                                                       Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                                ATMEL CORPORATION
             (Exact name of Registrant as specified in its charter)
                           ---------------------------


            CALIFORNIA                                         77-0051991
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                           Identification Number)


                              2325 ORCHARD PARKWAY
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 441-0311
                   (Address, including zip code, and telephone
                         number, including area code, of
                        Registrant's principal executive
                                    offices)

                           ---------------------------

                                  KRIS CHELLAM
                           VICE PRESIDENT, FINANCE AND
                       ADMINISTRATION AND CHIEF FINANCIAL
                                     OFFICER
                                ATMEL CORPORATION
                              2325 ORCHARD PARKWAY
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 441-0311
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           ---------------------------

                                    COPY TO:
                             MARK A. BERTELSEN, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                           ---------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC
                  UNDER THIS REGISTRATION STATEMENT: AS SOON AS
                  PRACTICABLE AFTER THIS REGISTRATION STATEMENT
                               BECOMES EFFECTIVE.
                           ---------------------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           ---------------------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================
                                                                         PROPOSED
                                                     PROPOSED            MAXIMUM
                                                      MAXIMUM           AGGREGATE      AMOUNT OF
 TITLE OF SECURITIES TO BE       AMOUNT TO BE      OFFERING PRICE       OFFERING       REGISTRATION
      REGISTERED                 REGISTERED (1)     PER SHARE (2)       PRICE (2)         FEE
Common Stock, no par value......  4,225,352           $35.50          $150,000,000      $45,455
===================================================================================================


(1) The 4,225,352 shares to be registered are issuable upon conversion of the Company's outstanding 3.25% Convertible Subordinated Guaranteed Step-Up Notes due 2002 (the "Notes").

(2) Computed in accordance with Rule 457 under the Securities Act of 1933 solely for purposes of calculation of the registration fee.

                           ---------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST __, 1997

                                   PROSPECTUS

                                4,225,352 SHARES

                                ATMEL CORPORATION

                           ---------------------------

                                  COMMON STOCK
                                 (NO PAR VALUE)

                           ---------------------------


      The shares of Common Stock, no par value ("Common Stock"), of Atmel Corporation, a California corporation ("Atmel" or the "Company"), offered hereby (the "Shares") may be sold by or for the account of certain prospective stockholders of the Company described herein (the "Selling Shareholders") from time to time in transactions on the Nasdaq National Market or in the over-the-counter market or otherwise at the prevailing market price at the time of sale. The Shares are issuable upon conversion of the Company's outstanding 3.25% Convertible Subordinated Guaranteed Step-Up Notes due 2002 (the "Notes") issued in an aggregate principal amount of $150,000,000 pursuant to an Indenture, dated May 15, 1997, between the Company, Atmel S.A., a societe anonyme organized under the laws of The Republic of France and a wholly-owned subsidiary of the Company, and State Street Bank and Trust Company of California, N.A., a national banking association organized under the laws of the United States of America, (the "Indenture") in a transaction (the "Note Offering") exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

      The Company will receive no part of the proceeds of the sales made hereunder. All expenses of registration incurred in connection with this offering shall be borne by the Company, but all selling expenses incurred by the Selling Shareholders shall be borne by such Selling Shareholders. The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. See "Selling Shareholders and Plan of Distribution."

      The Common Stock of the Company is traded on the Nasdaq National Market under the symbol ATML.

      SEE "RISK FACTORS" ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK
OFFERED HEREBY.

      The Selling Shareholders and any brokers participating in such sales may be deemed underwriters within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. See "Selling Shareholders and Plan of Distribution."


                           ---------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                           ---------------------------


                  THE DATE OF THIS PROSPECTUS IS        , 1997

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THE SHARES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the
Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy statements and other information filed electronically by the Company with the Commission are available at the Commission's worldwide web site at http://www.sec.gov. The Company's Common Stock is listed on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the office of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed with the Commission and are incorporated herein by reference in this Prospectus:

         (a) The Company's Proxy Statement for its 1997 Annual Meeting of Shareholders dated March 19, 1997;

         (b) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         (c) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997;

         (d)      The Company's Current Report on Form 8-K dated June 4, 1997;
                  and

         (e) The description of the Company's Common Stock offered for resale hereby contained in the Company's Registration Statement on Form 8-A dated February 20, 1991, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement and any statement contained herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in any subsequently filed documents which is deemed to be incorporated by reference modifies or supersedes such statement.

         The Company will provide without charge to such person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Atmel Corporation, 2325 Orchard Parkway, San Jose, California 95131,
Attention: Investor Relations, telephone (408) 441-0311.

                                   THE COMPANY

         Atmel designs, develops, manufactures and markets a broad range of high performance non-volatile memory and logic integrated circuits using its proprietary complementary metaloxide semiconductor (CMOS) technologies. Atmel's strategy is to offer products with enabling technology and features that allow its customers to bring to market new, high value-added systems and products. Atmel believes that its combination of CMOS process and design technologies gives it a competitive advantage in developing and manufacturing products that are highly reliable and are differentiated by speed, density, power usage and specialty packaging. The Company's non-volatile memory products consist primarily of erasable programmable read-only memories (EPROMs), electrically erasable programmable read-only memories (EEPROMs) and Flash Memories. The Company's logic products consist of programmable logic devices (EPLDs and FPGAs), application-specific integrated circuits (ASICs), and Flash-based microcontrollers. These products are used in a wide array of applications in the computing, networking, telecommunications, industrial control and instrumentation, consumer electronics, automotive and avionics markets. The Company's customers comprise a diverse group of domestic and foreign original equipment manufacturers and distributors, including 3Com, Adaptec, Ericsson, Iomega, Matsushita, Motorola, Nokia, Northern Telecom, Samsung, Seagate, Sony, Texas Instruments, U.S. Robotics, Western Digital and Xircom.

         The Company's net revenues increased significantly from 1994 to 1996 reflecting increased sales across all product lines. Over the last three years, Atmel's product strategy has evolved from being a supplier of specialized products based on non-volatile memory to being a supplier of integrated solutions on a single chip of silicon. The Company is able to integrate many of its core technologies to deliver these system-on-a-chip solutions for its targeted markets. The Company's current product roadmap consists of: (i) expanding its presence in the Flash market; (ii) broadening its product offerings across the 8-bit through 32-bit microcontroller markets; and (iii) integrating its core technologies on a single chip. Specifically, the Company has announced its 49 series products based on a new Flash memory architecture to provide cost-effective data storage for wireless phones, personal computers, peripherals and networking as well as voice and image storage. In the microcontroller market, the Company has introduced a series of products based on reduced-instruction-set computer (RISC) architecture across the 8-bit through 32-bit families. The Company believes its new Flash microcontroller products offer exceptional performance at low cost for industrial control, telecommunication, consumer, automotive, mobile and peripheral applications. Lastly, the Company believes there is a significant cost and manufacturing advantage in developing silicon-based system level solutions around its core ASIC, DSP and analog technologies for end-markets such as cellular phones and peripheral applications. As a result of its product strategies, the Company believes it can offer one of the broadest product portfolios to meet the functional requirements across its targeted end-markets.

         Atmel believes that it is a leader in single and multiple layer metal, non-volatile CMOS processing. At its wafer fabrication facilities in Colorado Springs, Colorado and Rousset, France, the Company processes CMOS integrated circuits in volume on 6-inch wafers with 0.5 micron feature sizes and uses its BiCMOS process technology to integrate analog, logic and non-volatile memory capabilities on a single integrated circuit. The Company is currently bringing on line CMOS processes with 0.35 micron feature sizes, which will enable it to further support the high performance requirements of its customers. By maintaining its own wafer fabrication facilities the Company believes that it is better able to implement new designs, improve its process technology, increase its control over supply and costs, and respond quickly to changes in the markets for the Company's products. The Company has made and plans to continue to make substantial capital expenditures to increase its wafer fabrication capacity, including the use of the proceeds of this Offering primarily for the expansion of capacity at its facilities in Rousset.

         Atmel was incorporated in California on December 5, 1984. Its principal executive offices are located at 2325 Orchard Parkway, San Jose, California 95131, and its telephone number is (408) 441-0311. As used in this Prospectus, the terms "Atmel" and the "Company" refer to Atmel Corporation and its consolidated subsidiaries, except as otherwise indicated.

                                  RISK FACTORS

         This Prospectus contains trend analysis and other forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those expressed or forecasted in the forward-looking statements as a result of the risk factors set forth below and elsewhere in this Prospectus. In addition to the other information contained and incorporated by reference in this Prospectus, the following factors should be carefully considered in evaluating the Company and its business before purchasing the Common Stock offered hereby.

FACTORS AFFECTING REVENUE AND QUARTERLY OPERATING RESULTS

         The Company believes future sales growth will depend substantially on the success of new products. New products are generally incorporated into customers' products or systems at the design stage. However, design wins may precede volume sales generation by a year or more. No assurance can be given that any design win will result in future revenues, which depend in large part on the success of the customers' end product or system. For example, the Company recently introduced new Flash products based on an architecture different from its existing Flash products. These new Flash products are in the process of being evaluated and qualified by potential customers, and no assurance can be provided that these products will be accepted by the market or will result in significant future revenues to the Company.

         The Company believes that its future operating results will be subject to quarterly variations based upon a wide variety of factors, including fluctuations in manufacturing yields, the timing of introduction of new products, changes in product mix, the extent of utilization of manufacturing capacity, the cyclical nature of both the semiconductor industry and the markets addressed by the Company's products, product obsolescence, price erosion, competitive factors and fluctuations in currency exchange rates. Many of these factors are outside the control of the Company. The Company's net revenues and cost of sales vary depending upon the mix of products sold. Any unfavorable changes in manufacturing yields or product mix, delays in new product introductions, under-utilization of manufacturing capacity, increased price competition, strengthening of the U.S. dollar against the local currencies in the markets in which the Company sells products or other factors could materially and adversely affect the Company's operating results.

         For example, the Company's revenues and net income in the first half of 1997 declined approximately 6% and 31%, respectively, from the first half of 1996, due principally to a strengthening of the U.S. dollar, increased price competition in the Company's EPROM and other non-volatile memory business and delays in the qualifications of the Company's new Flash products. These factors, as well as the other factors discussed above, could cause a decline in the Company's net revenues in the third quarter of 1997, as compared with the third quarter of 1996, and could materially and adversely affect the Company's operating results in the second half of 1997 or future periods. In addition, due in part to overcapacity in the semiconductor industry, the Company's quarterly revenues and operating results have become increasingly dependent upon orders booked and shipped within a given quarter. To the extent this trend continues, the Company's quarterly results will be less predictable and subject to greater variability.

         While the Company has experienced rapid revenue and net income growth over the past several years, there can be no assurance that this growth will resume or continue in future periods.

RISK OF EXCESS CAPACITY; FABRICATION OF WAFERS

         The Company has made substantial capital expenditures to increase its wafer fabrication capacity at its facilities in Colorado Springs, Colorado and Rousset, France. In addition, the Company plans to incur substantial capital expenditures during the second half of 1997 to increase its wafer fabrication capacity in its existing facilities and also to install equipment at its facility in Rousset. As a result of the increase in fixed costs and operating expenses related to this planned expansion of capacity, if the Company's revenues do not increase substantially in the second half of 1997 and in future periods, the Company's gross margin will continue to decline from the gross margin experienced in the first half of 1997.

         As the Company expands its fabrication facilities, it will also be implementing new 0.35 micron CMOS process and other advanced processing techniques and commencing production at Atmel ES2's new 8-inch wafer fabrication facility in Rousset. The fabrication of integrated circuits, particularly non-volatile, erasable CMOS memory and logic devices such as those manufactured by the Company, is a highly complex and precise process, requiring production in a tightly controlled, clean environment. Minute impurities, difficulties in the fabrication process, defects in the masks used to print circuits on a wafer or other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be non-functional. The Company may experience problems in achieving acceptable yields in the manufacture of wafers, particularly in connection with the expansion of its capacity and related transitions. The interruption of wafer fabrication or the failure to achieve acceptable manufacturing yields at any of the Company's facilities would have a material adverse effect on the Company's operations.

         There can be no assurance that market conditions will permit the Company to fully utilize this increased wafer fabrication capacity or that the increases in fixed costs and operating expenses related to this expansion of capacity will not materially and adversely affect the Company's operating results, if net revenues do not increase sufficiently from current levels. Specifically, the Company's operating results in the second half of 1997 will be adversely affected if the Company does not realize substantial revenues from its new Flash products. The Company experienced production delays and yield difficulties in connection with earlier expansions of its wafer fabrication capacity and experienced overcapacity at its Colorado Springs facility in 1991. Production delays, difficulties in achieving acceptable yields at its Colorado Springs or its Rousset facility or overcapacity could materially and adversely affect the Company's operating results.

CYCLICAL NATURE OF SEMICONDUCTOR INDUSTRY

         The semiconductor industry has historically been characterized by wide fluctuations in product supply and demand. From time to time, the industry has also experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity and subsequent accelerated erosion of average selling prices, and in some cases have lasted for more than a year. The Company's business could be materially and adversely affected by industry wide fluctuations in the future. The semiconductor industry experienced a downturn in 1996 and continuation of these conditions could materially and adversely affect the Company's operating results. In the past, the Company's operating results were adversely affected by industry-wide fluctuations in the demand for semiconductors, which resulted in under-utilization of the Company's manufacturing capacity. The Company's continued success will depend in large part on the continued growth of various electronics industries that use semiconductors, including manufacturers of computers, telecommunications equipment, automotive electronics, industrial controls, consumer electronics equipment and military equipment. No assurance can be given that the Company will not be materially and adversely affected in the future by cyclical conditions in the semiconductor industry or by slower growth in any of the markets served by the Company's products.


COMPETITION

         The semiconductor industry is intensely competitive and is characterized by rapid technological change, rapid product obsolescence and price erosion. Throughout its product line, the Company competes with a number of semiconductor manufacturers, such as SGS Thompson, Intel and AMD, which are among the largest in the world. These competitors have substantially greater financial, technical, marketing and management resources than the Company. As the Company introduces its new Flash products, it will be exposed increasingly to competition from Intel and AMD, and there can be no assurance that the Company will be able to compete effectively. The Company also competes with emerging companies attempting to sell products in specialized markets such as those addressed by the Company. The Company competes principally on the basis of the technical innovation and performance of its CMOS products, including their speed, density, power usage, reliability and specialty packaging alternatives, as well as on price and product availability. The Company has increasingly experienced significant price competition on its EPROM and other non-volatile memory business.

         In addition to the factors described above, the ability of the Company to compete successfully depends on a number of factors, including its success in designing and manufacturing new products that implement new technologies, its ability to offer integrated solutions using its advanced non-volatile memory process with other technologies, the rate at which customers incorporate the Company's products into their systems, product introductions by the Company's competitors, the number and nature of its competitors in a given market, and general market and economic conditions. Many of these factors are outside of the Company's control. There can be no assurance that the Company will be able to compete successfully in the future.

NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE

         The average selling prices of the Company's products historically have decreased over the products' lives and are expected to continue to do so. To offset average selling price decreases typically experienced over the life of any particular product, the Company relies primarily on obtaining cost reductions in the manufacture of those products, increased unit demand to absorb fixed costs and introducing new, higher priced products which incorporate advanced features or address new or emerging markets. To the extent that such cost reductions, increased unit demand or new product introductions do not occur in a timely manner, the Company's operating results will be adversely affected.

         As a result, the Company's future success depends on its ability to develop and introduce new products which compete effectively on the basis of price and performance and which address customer requirements. The Company is continually in the process of designing and commercializing new and improved products to maintain its competitive position. The success of new product introductions is dependent upon several factors, including timely completion and introduction of new product designs, achievement of acceptable fabrication yields and market acceptance. The development of new products by the Company and their design-in to customers' systems can take as long as three years, depending upon the complexity of the device and the application. Accordingly, new product development requires a long-term forecast of market trends and customer needs, and the successful introduction of the Company's products may be adversely affected by competing products or technologies serving markets addressed by the Company's products. For example, the Company's operating results for the first and second quarters of 1997 were adversely impacted in part by delays in the qualification of the Company's new Flash products.

         In addition, new product introductions frequently depend on the Company's development and implementation of new process technologies. The Company believes that its future growth will depend in part upon the development and the market's acceptance of these products. In addition, as the Company develops its integrated solution products, it will require more technically sophisticated sales and marketing personnel to market these products successfully to its customers. The Company is developing new products with smaller feature sizes, the fabrication of which will be substantially more complex than fabrication of the Company's current products. If the Company is unable to design, develop, manufacture, market and sell new products successfully, its operating results will be adversely affected. No assurance can be given that the Company's product, process development, design, marketing and sales efforts will be successful or that its new products will achieve market acceptance.

INTERNATIONAL SALES AND OPERATIONS

         Foreign product sales to customers accounted for approximately 49%, 52%, 57% and 56% of net revenues in 1994, 1995 and 1996, and the first six months of 1997, respectively. Atmel expects that revenues derived from international sales will continue to represent a significant portion of net revenues. In addition, in recent years, Atmel has significantly expanded its international operations. International sales and operations are subject to a variety of risks, including those arising from currency fluctuations, tariffs, trade barriers, taxes, export license requirements and foreign government regulations. Because most of the Company's foreign sales are denominated in U.S. dollars, the Company's products become less price competitive in countries with currencies declining in value against the dollar. In particular, in the first half of 1997, the Company's operating results were adversely impacted in part by a strengthening of the U.S. dollar against local currencies in the markets in which the Company sells products. There can be no assurance that the Company will not experience similar adverse effects in the second half of 1997 or future periods.

INTELLECTUAL PROPERTY MATTERS

         The Company has from time to time received, and may in the future receive, communications from third parties asserting patent or other intellectual property rights covering the Company's products or processes. During the past year, the Company has received specific allegations from two major companies alleging that certain of the Company's products infringe patents owned by such companies. The Company is currently evaluating these allegations and believes that a resolution, either as a result of a determination that the patents are invalid or are not infringed by the Company's products or, alternatively, by securing a license to the patents, will not have a material adverse effect on the Company's financial condition. No assurance can be provided, however, that the Company would prevail in any litigation relating to invalidity or non-infringement or that any such license can be obtained on reasonable terms or at all. In addition, the semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which have on occasion resulted in significant and often protracted and expensive litigation. In the past, the Company has been involved in such litigation, which adversely affected its operating results. There can be no assurance that these and other intellectual property claims will not be made against the Company in the future or that the Company will not be prohibited from using the technologies subject to such claims or required to obtain licenses and make corresponding royalty payments. In addition, the necessary management attention to and legal costs associated with litigation can have a significant adverse effect on operating results.

FUTURE CAPITAL NEEDS

         Semiconductor companies that maintain their own fabrication facilities have substantial capital requirements. The Company intends to continue to make significant investments in capital equipment and expansion of facilities, as well as in research and development. The Company is making substantial capital expenditures in 1997 to increase its wafer fabrication capacity at its Colorado Springs facility and to bring on-line new 8-inch wafer fabrication facility in Rousset. The Company may seek additional equity or debt financing to fund further expansion of its wafer fabrication capacity or to fund other projects. The timing and amount of such capital requirements cannot be precisely determined at this time and will depend on a number of factors, including demand for the Company's products, product mix, changes in semiconductor industry conditions and competitive factors. There can be no assurance that such additional financing will be available when needed or, if available, will be on satisfactory terms.

DEPENDENCE ON INDEPENDENT ASSEMBLY CONTRACTORS

         The Company manufactures wafers for its products at its fabrication facilities. The wafers are then sorted and probed at the Company's facilities. After wafer probing, the Company ships the wafers to one of the Company's independent assembly contractors located in the Philippines, South Korea, Taiwan and Thailand where the wafers are separated into die, packaged and, in some cases, tested. The Company's reliance on independent contractors to assemble, package and test its products involves significant risks, including reduced control over quality and delivery schedules, the potential lack of adequate capacity and discontinuance or phaseout of such contractors' assembly processes. In addition, the Company is currently incorporating new packaging types into its products and is dependent upon third party contractors for such new packaging. There can be no assurance that such contractors will continue to assemble, package and test products, or implement new packaging technology, for the Company. Further, because the Company's assembly contractors are located in foreign countries, the Company is subject to certain risks generally associated with contracting with foreign suppliers, including currency exchange fluctuations, political and economic instability, trade restrictions and changes in tariff and freight rates. There can be no assurance that the Company will not experience problems in timeliness, adequacy or quality of product deliveries, any of which could have a material adverse effect on the Company's results of operations.

ENVIRONMENTAL REGULATIONS

         The Company is subject to a variety of federal, state and local governmental regulations related to the discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in its manufacturing process. While the Company believes that it has all environmental permits necessary to conduct its business and that its activities conform to present environmental regulations, increasing public attention has been focused on the environmental impact of semiconductor operations. While the Company has not experienced any material adverse effect on its operations from environmental regulations, there can be no assurance that changes in such regulations will not impose the need for additional capital equipment or other requirements. Any failure by the Company to control the use of, or to restrict adequately the discharge of, hazardous substances under present or future regulations could subject it to substantial liability or cause its manufacturing operations to be suspended.

DEPENDENCE ON KEY PERSONNEL

         The Company's future success depends in large part on the continued service of its key technical and management personnel and on its ability to continue to attract and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for such personnel is intense, and the loss of key employees, none of whom is subject to an employment agreement for a specified term or a post-employment non-competition agreement, could have a material adverse effect on the Company.

MANAGEMENT OF GROWTH

         The Company has grown rapidly in recent years, and continued growth may cause a significant strain on the Company's infrastructure and internal systems. To manage its growth effectively, the Company must continue to improve and expand its management information systems and business processes. The Company's success depends to a significant extent on the management skills of its executive officers. If the Company is unable to manage its growth effectively, the Company's results of operations will be materially and adversely affected.

VOLATILITY OF STOCK PRICE

         The market price of the Company's Common Stock has experienced significant fluctuations and may continue to fluctuate significantly. The market price of the Common Stock may be significantly affected by factors such as the announcement of new products or product enhancements by the Company or its competitors, technological innovation by the Company or its competitors, quarterly variations in the Company's results of operations, changes in earnings estimates by market analysts, and general market conditions or market conditions specific to particular industries. In particular, the stock prices for many companies in the technology and emerging growth sector have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such fluctuations may adversely affect the market price of the Common Stock.

                                 USE OF PROCEEDS

         There will be no proceeds to the Company from the issuance of the Common Stock upon conversion of Notes by the holders thereof.

                  SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

         The Selling Shareholders are those individuals and entities who will from time to time hold the Shares. The Notes are convertible at any time prior to the close of business on June 1, 2002, subject to prior redemption, into shares of Common Stock at a conversion price of $35.50 per share (equivalent to a conversion rate of approximately 28.17 shares per $1000 principal amount of notes), subject to adjustment under certain circumstances specified in the Indenture. Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may change. As of the date of this Prospectus, the aggregate principal amount of Notes outstanding is $150,000,000, which may be converted into 4,225,352 shares of Common Stock.

         Pursuant to a Registration Rights Agreement dated May 15, 1997 (the "Registration Rights Agreement") between the Company and the initial purchasers named therein entered into in connection with the Note Offering (included herein as Exhibit 4.1), the Company has filed with the Commission under the Securities Act a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time and has agreed to use its reasonable efforts to keep such Registration Statement effective until the earlier of (i) May 19, 1999 or (ii) the date that all Registrable Securities (as defined in the Registration Rights Agreement) have ceased to be Registrable Securities. Pursuant to the Registration Rights Agreement, the Company may suspend the use of this Prospectus for the sale of Shares under certain circumstances relating to pending material corporate developments or similar material events for up to a period not to exceed a single thirty (30) day period in any three month period or two thirty (30) day periods in any 12 month period.

         As of the date of this Prospectus, none of the Notes have been converted, and as a result, the Company is not aware of any proposed Selling Shareholder. Such Selling Shareholders will be qualified institutional buyers within the meaning of Rule 144A or non-U.S. persons within the meaning of Regulation S under the Securities Act. Prior to any use of this Prospectus for resale of the Shares registered herein, this Prospectus will be amended or supplemented to set forth the name of the Selling Shareholder, the number of Shares beneficially owned by such Selling Shareholder, and the number of Shares to be offered for resale by such Selling Shareholder. The supplemented or amended Prospectus will also disclose whether such Selling Shareholder has held any position or office with, been employed by or otherwise had a material relationship with, the Company or any of its affiliates during the three years prior to the date of the supplemented or amended Prospectus.

         Each of the Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholder may choose to sell Shares from time to time at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         In connection with the sale of Shares, Selling Shareholders may engage broker-dealers who in turn may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. In addition, underwriters or agents may receive compensation from the Selling Shareholders or from purchasers of the Shares for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Shares to or through dealers, such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of Shares may be deemed to be underwriters and any discounts or commissions received by them from the Selling Shareholders and any profit on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Selling Shareholders will be described, in the applicable Prospectus supplement.

         The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Shares by the Selling Shareholders to the public, other than selling expenses incurred by the Selling Shareholder and registration expenses to the extent that the Company is prohibited from paying for such expenses on behalf of the Selling Shareholders by applicable Blue Sky laws.


                                  LEGAL MATTERS

         The validity of the Common Stock being offered for sale hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                     EXPERTS

                  The consolidated balance sheets of Atmel Corporation and subsidiaries as of December 31, 1996 and 1995, and the consolidated statements of income, cash flows and shareholders' equity for each of the years in the period ended December 31, 1996, incorporated by reference in this Registration Statement have been incorporated herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, and given on the authority of that firm as experts in accounting and auditing.

                                ATMEL CORPORATION
                       REGISTRATION STATEMENT ON FORM S-3
                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14 OTHER EXPENSES OF REGISTRATION AND DISTRIBUTION.

         The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except Securities and Exchange Commission and Nasdaq Stock Market Listing fees are estimates.


Registration fee - Securities and Exchange Commission............  $ 45,455.00
Nasdaq Stock Market listing fee..................................  $  2,000.00
Accounting fees..................................................  $  3,500.00
Legal fees.......................................................  $  6,500.00
Miscellaneous....................................................  $    545.00
                                                                   -----------
         Total...................................................  $ 58,000.00
                                                                   ===========

ITEM 15 INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IV of the Company's Restated Articles of Incorporation and
Article VI of the Company's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Company has entered into Indemnification Agreements with its officers and directors which, among other things, (i) require the indemnification of such individuals in circumstances where indemnification would otherwise be permissive, (ii) require the Company to maintain in effect directors' and officers' liability insurance covering such individuals, unless such insurance is not available on reasonable terms, (iii) require the Company to advance expenses incurred by such individuals in connection with the investigation, defense, settlement or appeal of any proceeding, provided that such individuals undertake to repay any amounts for which such individual is ultimately determined not to be entitled to indemnification, (iv) establish the presumption that the indemnified party has met the applicable standard of conduct required for indemnification and (v) set forth certain notice procedures in the event of a threat or the commencement of a proceeding. The Company has obtained insurance on behalf of its officers and directors against losses arising from any claim asserted against or incurred by such individuals in any such capacity, subject to certain exclusions.

         The Company understands that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

ITEM 16 EXHIBITS.


       EXHIBIT
       NUMBER
       ------
         4.1      Registration Rights Agreement by and among Atmel Corporation and Deutsche Morgan Grenfell Inc., Alex. Brown & Sons,
                  Incorporated, BNP plc, Credit Lyonnais Securities, Smith
                  Barney Inc. and Societe Generale Securities Corp. dated as of May 15, 1997.

         5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                  Corporation, as to the legality of the shares of Common
                  Stock being registered.

         23.1     Consent of Coopers & Lybrand LLP, independent accountants.

         23.1     Consent of Counsel (contained in Exhibit 5.1 hereto).

         24.1     Power of Attorney (see page II-4).



ITEM 17           UNDERTAKINGS.

         1.       The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraph (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on August 15, 1997.

                                ATMEL CORPORATION


                               By: /s/ Kris Chellam
                                  ----------------------------------------------
                                  Kris Chellam,
                                  Vice President, Finance and Administration and Chief Financial Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints George Perlegos and Kris Chellam and each of them, with full power to act without the other, as his true and lawful attorney-in-fact and agent, each with full power of substitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments to this Form S-3 Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


  SIGNATURE                                TITLE                                    DATE
  ---------                                -----                                    ----

/s/ George Perlegos
-------------------
(George Perlegos)   President, Chief Executive Officer (Principal             August 15, 1997
                    Executive Officer) and Chairman of the Board of
                    Directors




/s/ Kris Chellam
-----------------
(Kris Chellam)      Vice President, Finance and Administration and Chief      August 15, 1997
                    Financial Officer (Principal Financial and Accounting
                    Officer)


/s/ Gust Perlegos
------------------
(Gust Perlegos)     Director                                                  August 15, 1997



/s/ Tsung-Ching Wu
--------------------
(Tsung-Ching Wu)      Director                                                  August 15, 1997



/s/ Norm Hall
-------------------
   (Norm Hall)        Director                                                  August 15, 1997



/s/ T. Peter Thomas
-------------------
(T. Peter Thomas)     Director                                                  August 15, 1997


                                ATMEL CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3

                                INDEX TO EXHIBITS



        EXHIBIT
     SEQUENTIALLY
        NUMBER
       NUMBERED
         PAGE                           DESCRIPTION
    ------------ ---------------------------------------------------------------
          4.1     Registration Rights Agreement by and among Atmel Corporation and Deutsche Morgan Grenfell Inc., Alex. Brown & Sons,
                  Incorporated, BNP plc, Credit Lyonnais Securities, Smith
                  Barney Inc. and Societe Generale Securities Corp. dated as of
                  May 15, 1997.

          5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                  Corporation, as to the legality of the shares of Common Stock being registered.

         23.1     Consent of Coopers & Lybrand LLP, independent accountants.

         23.3     Consent of Counsel (contained in Exhibit 5.1 hereto).

         24.1     Power of Attorney (see page II-4).
